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                 NONQUALIFIED STOCK OPTION AGREEMENT                NQSO-012


     THIS NONQUALIFIED STOCK OPTION AGREEMENT ("Agreement") is made and entered into on July 3, 1995, by and between TINSLEY LABORATORIES, INC., a California corporation ("Company"), and DANIEL J. DUCKHORN ("Optionee").

     1. GRANT OF OPTION. The Company hereby irrevocably grants to the Optionee, on the terms and subject to the conditions set forth in this Agreement, the right and option ("Option") to purchase all or any part of an aggregate of 5,000 shares ("Option Shares") of the Company's common stock, such number being subject to adjustment as provided in Section 8 hereof. It is understood by the parties hereto that the Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If Optionee is an employee of the Company or a parent or a subsidiary of the Company, it is further understood by the parties hereto that the Option has been granted as a matter of separate inducement and agreement in connection with the employment of the Optionee and is not in lieu of any salary or other compensation for the Optionee's services.

     2. OPTION EXERCISE PRICE. The exercise price for the Option Shares shall be $7.00 per share. The exercise price shall be paid in full as provided in Section 9 hereof.

     3. TERM OF OPTION. The term of the Option shall be for a period of five (5) years from the date hereof, subject to earlier termination as provided in Section 7 hereof.

     4.   EXERCISABILITY OF OPTION.

          (a) Subject to the provisions of Section 4(b) hereof, the Option shall be exercisable as to all of the Option Shares throughout the term hereof.

          (b) The Company's grant of the Option is based upon the assumption that the Optionee's exercise of the Option and the Company's issuance of the Option Shares as a result of such exercise will be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). In the event that the Company's assumption is erroneous, the Option may not be exercised unless and until a registration statement under the Securities Act relating to the Option Shares shall be in effect, or unless and until the issuance of the Option Shares upon the exercise of the Option shall be exempt from registration under the Securities Act, in either of which events the term of the Option shall be deemed to have been automatically extended through and including a period of ninety (90) days from and after the date that such registration statement under the Securities Act relating to the Option Shares first becomes effective or the date that the issuance of the

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Option Shares upon the exercise of the Option first becomes exempt from registration under the Securities Act, as the case may be. In this regard, the Company shall use its best efforts to either register the Option Shares in accordance with the registration requirements of the Securities Act or to comply with any exemption therefrom with regard to the issuance of the Option Shares. The Company shall promptly notify Optionee of any automatic extension in the term of the Option in the event the foregoing provisions become applicable. In all events, the Optionee shall give a written representation satisfactory to legal counsel to the Company upon his exercise of the Option that he is acquiring the Option Shares for investment purposes and not with a view to, or for resale in connection with, the distribution of any Option Shares or other securities of the Company.

     5.   LIMITATION ON OPTIONEE'S RIGHTS.

          (a) The Optionee shall not have any of the rights of a shareholder of the Company with respect to the Option Shares except to the extent that one or more certificates for the Option Shares shall be delivered to him upon the due exercise of the Option.

          (b) If Optionee is an employee of the Company or a parent or a subsidiary of the Company, nothing contained in this Agreement shall confer upon the Optionee any right with respect to the continuation of his employment by the Company or a parent or a subsidiary of the Company or interfere in any way with the right of the Company or a parent or a subsidiary of the Company (subject to the terms of any separate employment agreement to the contrary) to terminate his employment at any time or to increase or decrease the compensation payable to the Optionee.

     6. NONTRANSFERABILITY OF OPTION. The Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Optionee only by him. More particularly, but without limiting the generality of the foregoing, the Option may not be assigned, transferred (except upon the death of the Optionee), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

     7. TERMINATION OF OPTION UPON COMPANY'S ACQUISITION. In the event that the Company is involved in a merger, consolidation or other combination with one or more other corporations in which the Company is not the surviving corporation or in the event that the Company is liquidated and dissolved following the Company's sale of all, or substantially all, of its operating assets and goodwill to another corporation, the Option shall terminate as of the effective date of such merger, consolidation or other combination


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or as of the effective date of such sale of this corporation's operating assets and goodwill, as the case may be, to the extent that the Option has not theretofore been exercised by the Optionee and/or is not agreed to be assumed by, or replaced by equivalent options granted by, the surviving corporation in such merger, consolidation or other combination or the purchasing corporation in such sale of this corporation's operating assets and goodwill.

     8. CHANGES IN CAPITAL STRUCTURE. In the event that the outstanding shares of common stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, combination, reorganization, recapitalization, reclassification, combination of shares, stock dividend, stock split or reverse stock split, the rights of the Optionee shall be appropriately adjusted both as to the number of shares and the Option exercise price.

     9.   METHOD OF EXERCISING OPTION.

          (a) Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice ("Exercise Notice") from the Optionee or other person entitled to exercise the Option delivered to the Company stating the election to exercise the Option and the number of the Option Shares in respect of which it is being exercised, and shall be signed and dated by the person or persons so exercising the Option. The Exercise Notice shall be accompanied by the full exercise price for the Option Shares in respect of which the Option is being exercised. In the event the Option shall be exercised by any person or persons other than the Optionee, the Exercise Notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

          (b) Payment of the exercise price shall be made by the delivery of a bank cashier's check, personal check or the equivalent thereof payable to the order of the Company, by the delivery of shares of the Company's common stock duly endorsed in favor of the Company or accompanied by a duly executed stock power in favor of the Company or by a combination of the foregoing. If shares of the Company's common stock are delivered in full or partial payment of the aggregate exercise price, such shares shall be valued at the average of the per share closing bid and asked prices for shares of the Company's common stock in the over-the-counter market on the date immediately preceding the date the Exercise Notice is dated or, in the absence of any reported sales on such date, the first preceding date on which there were such sales.

          (c) The certificate or certificates for the Option Shares in respect of which the Option shall have been exercised shall be registered in the name of the person or persons exercising the Option, or, if the Option is exercised by the Optionee and if the Optionee shall so request in the Exercise Notice, shall be registered in the name of the


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Optionee and another person jointly, with right of survivorship, and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option.

All of the Option Shares purchased upon the exercise of the Option as provided herein shall, when issued, be fully paid and nonassessable.

     10. ADEQUATE AUTHORIZED CAPITALIZATION. The Company shall at all times during the term of the Option reserve and keep available or otherwise have authorized such number of shares of the Company's common stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all fees and expenses necessarily incurred by the Company in connection therewith, and shall from time to time use its best efforts to comply with all laws and regulations which, in the opinion of legal counsel to the Company, shall be applicable thereto.

     11. NOTICES. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified or registered mail, postage prepaid, addressed to the following parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to the Company:              Tinsley Laboratories, Inc.
                                     3900 Lakeside Drive
                                     Richmond, CA  94802
                                     Attn:  President

     If to Optionee:                 3027 Silverado Trail
                                     St. Helena, CA  94574

     12. SUCCESSORS AND ASSIGNS. Subject to the limitations on transferability contained in Section 6 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Company's successors in interest and assigns, and the Optionee's permitted successors in interest.


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      13.  APPLICABLE LAW.  This Agreement shall be construed and enforced in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

        "Company"                                       "Optionee"

TINSLEY LABORATORIES, INC.


By: /s/ Robert J. Aronno                        /s/ Daniel J. Duckhorn
   ---------------------------                  -----------------------------
   Its: President                                   Daniel J. Duckhorn
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